As filed with the Securities and Exchange Commission on May 23, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ensco plc
(Exact name of registrant as specified in its charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	98-0635229 (I.R.S. Employer Identification Number)
6 Chesterfield Gardens London England (Address of Principal Executive Offices)	W1J 5BQ (Zip Code)
Ensco plc 2018 Long-Term Incentive Plan
(Full Title of the Plan)

MICHAEL T. MCGUINTY
Senior Vice President, General Counsel and Secretary
Ensco plc
6 Chesterfield Gardens
London W1J 5BQ
United Kingdom
+44 (0) 207 659 4690
(Name, address and telephone number, including area code, of agent for service)

with a copy to:

Jeremy L. Moore
Baker Botts L.L.P.
910 Louisiana
Houston, Texas 77002
+1 (713) 229-1626
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Class A Ordinary Shares, par value U.S. $0.10 per share	52,152,402	$6.95	$362,459,193.90	$45,126.17

(1)
Class A Ordinary Shares of Ensco plc (the “Company”, “Ensco” or the “Registrant”), U.S. $0.10 par value per share (the “Shares”), being registered hereby relate to the Ensco plc 2018 Long-Term Incentive Plan (the “2018 Plan”). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of Shares as may become issuable under the 2018 Plan as a result of anti-dilution provisions.

(2)
Out of the total of 52,152,402 Shares being registered in this Registration Statement, (i) 27,000,000 shares are being newly registered herewith under the 2018 Plan, (ii) 15,742,266 shares are Unallocated Prior Plan Shares (as defined in the 2018 Plan) which were previously available for future grant under the Registrant’s 2012 Long-Term Incentive Plan and the Ensco International Incorporated 2005 Long-Term Incentive Plan (as revised and restated on 22 December 2009 and as assumed by Ensco plc as of 23 December 2009), and (iii) 9,410,136 shares are the maximum total number of shares that could become Released Prior Plan Shares (as defined in the 2018 Plan).

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act, based on the average high and low prices of the Shares as reported by the New York Stock Exchange on May 16, 2018.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to the participants in the Ensco plc 2018 Long-Term Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents that the Registrant has filed with the Commission are hereby incorporated by reference into this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on February 27, 2018 (the “Form 10-K”);

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on April 26, 2018;

•
The information included in the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 30, 2018, to the extent incorporated by reference in Part III of the Form 10-K;

•
The Registrant’s Current Reports on Form 8-K filed with the Commission on January 10, 2018, January 16, 2018, January 25, 2018, January 26, 2018, February 8, 2018, February 22, 2018, February 23, 2018 and May 22, 2018; and

•
The description of Class A Ordinary Shares contained in the Registrant’s Current Report on Form 8-K filed with the Commission on May 15, 2012, as the Registrant may update that description from time to time.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interest of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The discussion below summarizes the material indemnification provisions of the Ensco Articles of Association (the “Articles”), certain sections of the U.K. Companies Act 2006 (the “Companies Act 2006”) related to indemnification, and contractual indemnity provisions under which directors or officers of the Registrant are insured or indemnified against liability.

Article 138 of the Articles provides:

138.    INDEMNITY

138.1    To the extent permitted by the Acts and without prejudice to any indemnity to which any person may otherwise be entitled, the Company shall:

(a)   indemnify to any extent any person who is or was a director or officer of the Company, or a director or officer of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company;

(b)   indemnify to any extent any person who is or was a director or officer of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the Company’s activities as trustee of an occupational pension scheme;

(c)   create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorised or permitted by law and including as part thereof provisions with respect to any or all of the foregoing paragraphs or this Article 144.1 to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

138.2    Where a person is indemnified against any liability in accordance with Article 138.1, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

Article 84 of the Articles provides:

84.    INSURANCE

Subject to the provisions of the Acts, the board may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was a director, alternate director or officer of the Company or of any associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust or any other liability which may lawfully be insured against by the Company.

Section 232 of the Companies Act 2006 provides as follows:

232    Provisions Protecting Directors from Liability

(1)   Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)   Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by–

(a)  section 233 (provision of insurance),

(b)  section 234 (qualifying third party indemnity provision), or

(c)  section 235 (qualifying pension scheme indemnity provision).

(3)   This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)   Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

Section 233 of the Companies Act 2006 provides as follows:

233    Provision of Insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

Section 234 of the Companies Act 2006 provides as follows:

234    Qualifying Third Party Indemnity Provision

(1)   Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)   Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)   The provision must not provide any indemnity against–

(a)   any liability of the director to pay–

(i)  a fine imposed in criminal proceedings, or

(ii)  a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)   any liability incurred by the director–

(i)  in defending criminal proceedings in which he is convicted, or

(ii)  in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)  in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)   The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5)   For this purpose–

(a)   a conviction, judgment or refusal of relief becomes final–

(i)  if not appealed against, at the end of the period for bringing an appeal, or

(ii)  if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)   an appeal is disposed of–

(i)  if it is determined and the period for bringing any further appeal has ended, or

(ii)  if it is abandoned or otherwise ceases to have effect.

(6)   The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under–

section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 235 of the Companies Act 2006 provides as follows:

235    Qualifying Pension Scheme Indemnity Provision

(1)   Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)   Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)   The provision must not provide any indemnity against–

(a)   any liability of the director to pay–

(i)  a fine imposed in criminal proceedings, or

(ii)  a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)   any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)   The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)   For this purpose–

(a)   a conviction becomes final–

(i)  if not appealed against, at the end of the period for bringing an appeal, or

(ii)  if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)   an appeal is disposed of–

(i)  if it is determined and the period for bringing any further appeal has ended, or

(ii)  if it is abandoned or otherwise ceases to have effect.

(6)   In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

Section 239 of the Companies Act 2006 provides as follows:

239    Ratification of Acts of Directors

(1)   This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.

(2)   The decision of the company to ratify such conduct must be made by resolution of the members of the company.

(3)   Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.

     (4)   Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him. This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

(5)   For the purposes of this section–

(a)   “conduct” includes acts and omissions;

(b)   “director” includes a former director;

(c)   a shadow director is treated as a director; and

(d)   in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).

(6)   Nothing in this section affects–

(a)   the validity of a decision taken by unanimous consent of the members of the company, or

(b)   any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.

(7)   This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.

Section 1157 of the Companies Act 2006 provides as follows:

1157    Power of the Court to Grant Relief in Certain Cases

(1)   If in proceedings for negligence, default, breach of duty or breach of trust against–

(a)   an officer of a company, or

(b)   a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)   If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust–

(a)   he may apply to the court for relief, and

(b)   the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)   Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

Under Section 250 of the Companies Act 2006, a “director” is defined to include “any person occupying the position of director, by whatever name called.” In Ensco’s case, references in the Companies Act 2006 to a “director” would also include certain officers.

Indemnity Agreements and Insurance

Each of Ensco’s directors and officers are parties to indemnity agreements that generally provide that such persons will be indemnified to the fullest extent permitted by applicable law, including with respect to losses suffered or incurred by them, among others, arising out of or in connection with the person’s appointment as a director or officer or serving in such capacity. The indemnity agreements also provide for advancement of expenses to the directors and officers in connection with legal proceedings. The terms of the indemnity agreements are subject to certain exceptions or exclusions to the extent required by applicable law, including the repayment or advancement of expenses in certain circumstances.

Ensco maintains directors and officers insurance coverage, which, subject to policy terms and limitations, includes coverage to reimburse Ensco for amounts that it may be required or permitted by law to pay Ensco directors or officers.

Indemnification under Merger Agreement

The Agreement and Plan of Merger, dated as of May 29, 2017 (the “Merger Agreement”), by and among Ensco, Atwood Oceanics, Inc., a Texas corporation (“Atwood”), and Echo Merger Sub LLC, a Texas limited liability company, provides that, for six years after the effective time of the merger, Ensco will indemnify the present and former officers, directors, employees, fiduciaries and agents of Atwood and its subsidiaries from liabilities actually and reasonably incurred by them arising out of actions or omissions in their capacity as such whether occurring before or after the merger, to the fullest extent permitted under English law. In addition, Ensco will maintain Atwood’s directors’ and officers’ insurance coverage for six years after the effective time of the merger but only to the extent related to actions or omissions prior to the effective time.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Exhibit
4.1
Articles of Association of Ensco plc (incorporated by reference to Annex 2 to the Registrant's Proxy Statement on Form DEF 14A filed on April 5, 2013, as adopted by Special Resolution passed on May 20, 2013, File No. 001-8097).

4.2	Ensco plc 2018 Long-Term Incentive Plan, effective May 21, 2018 (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on May 22, 2018, File No. 001-08097).
5.1*	Legal Opinion of Baker Botts (UK) LLP.
15.1*	Letter regarding unaudited interim financial information.
23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Ensco plc.
23.2*	Consent of Baker Botts (UK) LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included as part of signature page to this Registration Statement).
*   Filed Herewith

Item 9.   Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii)  above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, United Kingdom, on the 23rd day of May 2018.

ENSCO PLC

By:	/s/ Jonathan H. Baksht Jonathan H. Baksht Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 23rd day of May, 2018. Each person whose signature appears below hereby constitutes and appoints Carl G. Trowell, Jonathan H. Baksht, Michael T. McGuinty and Elizabeth W. Darby, and each of them severally, each of whom may act without the joinder of the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Carl G. Trowell	Director, Chief Executive Officer and President (principal executive officer)
Carl G. Trowell

/s/ Jonathan H. Baksht	Senior Vice President and Chief Financial Officer and Authorized Representative in the United States (principal financial officer)
Jonathan H. Baksht

/s/ Tommy E. Darby	Controller (principal accounting officer)
Tommy E. Darby

/s/ Paul E. Rowsey, III	Chairman of the Board and Director
Paul E. Rowsey, III

/s/ J. Roderick Clark	Director
J. Roderick Clark

/s/ Roxanne J. Decyk	Director
Roxanne J. Decyk

/s/ Mary E. Francis CBE	Director
Mary E. Francis CBE

/s/ C. Christopher Gaut	Director
C. Christopher Gaut

/s/ Jack E. Golden	Director
Jack E. Golden

/s/ Gerald W. Haddock	Director
Gerald W. Haddock

/s/ Francis S. Kalman	Director
Francis S. Kalman

/s/ Keith O. Rattie	Director
Keith O. Rattie

/s/ Phil D. Wedemeyer	Director
Phil D. Wedemeyer